Exhibit 10.2

CONSULTING SERVICES AGREEMENT
THIS CONSULTING SERVICES AGREEMENT (hereinafter "Agreement") is made and entered into as of the 1st day of April 2020, by and between Matrix Service Company, an Oklahoma corporation (hereinafter "Company"), and Joseph F. Montalbano, an Individual, (hereinafter "Consultant").
RECITALS

1.
Consultant is an expert in engineering and construction operations, with particular strengths in risk management, commercial terms and conditions, EPC projects and associated project management/execution.

2.
Company wishes to obtain the services of a consultant on a monthly basis, or as may be otherwise agreed to in writing between the parties, in connection with the Company's efforts to improve commercial knowledge and project execution on major EPC projects across the organization, provide HSE coaching and mentoring, and provide expertise on other strategic initiatives; and,

3.	Consultant is willing to use his expertise to perform such consulting services for Company.

4.	Company desires to retain Consultant's services in connection with Company's business.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:
1.    Consulting Services--Company hereby retains Consultant to provide Company with services as outlined in Exhibit A (“the Consulting Services”), at locations to be determined, and Consultant hereby accepts such engagement by the Company upon the terms and conditions and for the period hereinafter set forth. Notwithstanding Consultant's obligation to Company to perform the Consulting Services, Consultant may contract to render consulting services to any other person or entity during the term of this Agreement, provided that the performance of, or agreement to perform, such services does not violate any of Consultant's responsibilities or obligations under this Agreement, provided the performance of, or agreement to perform, such services does not represent a conflict of interest of the Company within the United States and Canada, and provided that the Consultant does not utilize any confidential information of Company in providing such services. During the term of this Agreement, Consultant shall perform his duties in a manner consistent with the degree of care and skill exercised by other professional consultants.
2.    Term--The term of this Agreement shall commence on the date first above written and shall continue on a month to month basis, unless terminated in accordance with Paragraph 12 hereof.
3.    Compensation--In consideration for the performance of the Consulting Services by Consultant for Company during the term of this Agreement, Company shall pay to Consultant a consulting fee (the "Consulting Fee") as outlined in Exhibit B.

The Consultant agrees that there are no fringe benefits receivable in connection with the performance of the Consulting Services. The Company shall not be required to make contributions for employment insurance, income tax deductions or other similar withholdings in respect of the fees for the Consulting Services to be paid to the Consultant pursuant to this Agreement.

4.    Expenses--Consultant will be entitled to reimbursement from Company for reasonable, actual, out-of-pocket expenses incurred by him on behalf of and for the benefit of Company and with the prior approval of Company, in the performance of the Consulting Services. Consultant shall be reimbursed for actual mileage at the current IRS business travel deduction rate. Such expenses will be reimbursed only upon presentation by Consultant of such documentation as may be reasonably requested by Company to substantiate that all such expenses were incurred on behalf of and for the benefit of Company in his performance of the Consulting Services.

5.    Independent Contractor--During the term of this Agreement, Consultant shall be, and shall be deemed to be, an independent contractor and not an employee or agent of Company. As an independent contractor, Consultant shall generally use his own equipment and tools in the performance of the Consulting Services, and will keep his own schedule.
6.    Representations and Warranties--Consultant warrants and represents to Company that: (i) the execution, delivery and performance of this Agreement by Consultant do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Consultant is a party or by which he is bound, (ii) Consultant is under no contract, bond, confidentiality agreement (except for other agreements with Company), or any other obligation which would hinder his performance of the Consulting Services, and (iii) Consultant will not use any information that he is under a duty not to disclose in the performance of the Consulting Services.
Consultant hereby acknowledges and represents that he has had the opportunity, should Consultant so desire, to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.
7.    Title to Work Product, Inventions, Patent Rights, and Copyrights

a.
Consultant understands and agrees that all research, designs, developments, modifications, improvements, software programs and all source codes, object codes, Inventions, Patent rights and Copyrights developed by Consultant during the term of this Agreement (collectively, the "Work Product"), and in connection with the performance of the Consulting Services, shall be and become the sole and exclusive property of Company and shall be delivered to Company upon request from Company in accordance with this Paragraph 8. Consultant agrees that the Work Product shall not be resold to any third party.

b.
Consultant shall promptly and fully disclose to Company, or its designee, any and all ideas, inventions, developments, improvements and processes, whether patentable or unpatentable, that are related in any manner to Company's business (commercial or experimental), and which are made or conceived by Consultant, either solely or jointly with others, in connection with the performance of the Consulting Services, during the term of this Agreement and for a period of three (3) years after termination of this Agreement ("Inventions"), together with any Letters Patent or patent applications covering the same (collectively, "Patent Rights").

c.
Consultant hereby assigns to Company all of his right, title, and interest in and to all Work Product, including Inventions, Patent Rights, and Copyrights, and, at Company's request and expense, will (i) execute specific assignments of the Work Product, Inventions, Patent Rights, and Copyrights to Company, (ii) execute any and all papers and documents with respect to such assignment as may be reasonably requested by Company, and (iii) perform all acts deemed by Company to be necessary, convenient, or desirable for Company to obtain or secure Copyrights and Letters Patent thereof, whether in the United States or foreign countries, or both, to assure title thereto or to secure and enjoy the full benefits and advantages thereof.

d.
In the event any of the aforesaid Inventions are described in a patent application or disclosed to third parties by Consultant within two (2) years after termination of this Agreement, it will be presumed that the same were conceived or made by Consultant during the term of this Agreement and will belong to Company unless proved to have been conceived and made by Consultant following the termination of this Agreement.

8.    Confidentiality

a.
The parties acknowledge that in order to permit Company to most effectively use the Consulting Services, it may be necessary for Company to disclose to Consultant certain confidential or proprietary information concerning Company's business and products, including without limitation, information pertaining to or concerning Company's inventions, research projects, plans, raw and other materials, supplies, costs, processes, methods, technical "know-how," machines, devices, parts, and practices in Company's business ("Confidential Information").

b.
Consultant agrees that Consultant will not, unless required or otherwise permitted by law, disclose or divulge to any other person or entity, directly or indirectly, any confidential records or information regarding the Company, including but not limited to the following: (i) practices, policies and or procedures; (ii) trade secrets; (iii) customer names; (iv) any information regarding existing or prospective future business, planning, or development; (v) contracts or proposed contracts; (vi) financial information; (vii) staffing or personnel utilization; (viii) salary or wage levels; (ix) privileged communications; and (x) other information deemed confidential or proprietary not herein listed.

c.	Consultant shall receive in strictest confidence, and shall at all times keep secret, and shall not use, except for the benefit of Company, all Confidential Information.

d.
Consultant shall not, without the prior written consent of Company, disclose to or discuss any Confidential Information with (i) any person not an employee of Company, or (ii) any employee of Company, except those known by Consultant to be duly authorized by Company to receive such Confidential Information.

e.
Upon termination of this Agreement, upon the request of Company, Consultant shall return all data, including but not limited to, drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, and similar items, memoranda, customer and supplier lists, and all other materials and all copies thereof, which contain any Confidential Information in the possession of or under the control of Consultant.

f.	The provisions of this Agreement regarding Confidential Information shall continue for the term of this Agreement and for a period of five (5) years thereafter.

g.
Confidential Information shall be treated in the manner specified in this Paragraph 9 until such time as (i) such information is otherwise available in the public domain through no action on the part of Consultant, or (ii) such information is required to be released by law or by any order of a governmental agency or court.

h.
Consultant understands that this Agreement is to be broadly construed in such manner as fully and completely to protect Company from any unauthorized use or disclosure of Confidential Information. Consultant agrees that the remedies for any breach or threatened breach of any provision of this Paragraph 9 would be inadequate and Company shall be entitled to injunctive relief to enforce any provisions of this Paragraph 9. Notwithstanding the availability of injunctive relief, nothing herein shall be construed as prohibiting Company from pursuing any other available remedy for any such breach or threatened breach, including without limitation, the recovery of damages.

9.    Material Non-Public Information--Consultant acknowledges and understands that due to the nature of Consultant’s services, Consultant may become aware of material non-public information and agrees to comply with all federal insider trading laws relating to the Company or others from buying or selling common stock ("common stock" or "stock") or other securities of the Company or others, or engaging in any other action to take advantage of, or pass on to others, that information.
10.    Release and Indemnification--To the extent permitted by law, Consultant hereby releases and agrees to indemnify Company from any and all claims or causes of action whatsoever which Consultant might otherwise now or hereafter possess, resulting in or from or in any way connected with any claim for personal injury or property damage of Consultant.
11.    Information Technology--Consultant will provide his own phone, computer and hardware to perform services for Company. Consultant shall, at Consultants own expense, ensure such system is equipped with Microsoft 365 software.
Consultant will be provided access to Company electronic email, systems, files and other forms of electronic information. Consultant shall not download, save or in any way retain personally identifiable information relating to any Company employees, customers, suppliers or contractors. Consultant shall, to the extent access is permitted, save all work files on Company folders and drives and not Consultants personal computer or drives.
Consultant shall take reasonable cyber security efforts, which include but is not limited to, ensuring virus protection and malware systems are on Consultants hardware, and be diligent to avoid phishing emails, unauthorized system access and other cyber breaches. Consultant shall notify Company immediately of any perceived breach of Consultant’s hardware, email or other related electronic systems which are utilized in Consultants services of the Company.
12.    Termination--Except for Paragraph 9 above, this Agreement may be terminated by either party by providing 30 days written notice to the other party. Company agrees to pay Consultant fees earned through the month in which the termination occurs.
In the event of termination Company further agrees to pay any amounts for which Consultant is entitled to reimbursement under Paragraph 4 above through the termination date specified in the written notice of termination, or, in the case of death, through the last day of the calendar month in which his death shall have occurred.
13.    Assignment-Neither party to this Agreement shall have the right to assign or delegate any of rights or obligations hereunder without the prior written consent of the other Party.
14.    Amendment--Any amendment or modification of this Agreement will be effective only if in writing and signed by the parties hereto.
15.    Entire Agreement--This Agreement constitutes the entire Agreement between Company and Consultant pertaining to the subject matter hereof and supersedes all prior written or oral agreements and understandings between Consultant and Company in connection with the subject matter hereof.
16.    Governing Law--This Agreement and the rights and obligations hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Oklahoma, excluding the principles of conflicts of law, and the parties to this Agreement specifically consent to the jurisdiction of the courts of the State of Oklahoma over any action arising out of or related to this Agreement.
17.    Severability--If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.
18.    Waiver--The parties hereto shall not be deemed to have waived any of their respective rights under this Agreement unless the waiver is in writing and signed by such waiving party. No delay in exercising any right shall be a waiver nor shall a waiver on one occasion operate as a waiver of such right on a future occasion.
19.    Attorney Fees--In any action or proceeding which a party may be required to prosecute to enforce its respective rights hereunder, the unsuccessful party therein agrees to pay all reasonable costs incurred by the prevailing party therein, including reasonable attorney’s fees, to be fixed by the court or arbitrator, and said costs and attorney fees shall be made a part of the judgment or award in said action or proceeding.
20.    Notices--All notices required or permitted to be given hereunder shall be in writing and shall be effective upon delivery if delivered by hand, or on the third day after being mailed by first-class mail, postage prepaid, addressed to the applicable party at the address indicated below:
If to Company:
Matrix Service Company
Attn: Nancy Austin
5100 E. Skelly Drive, Suite 100
Tulsa, OK 74135
Telephone (918) 838-8822
naustin@matrixservicecompany.com

If to Consultant:
Joseph F. Montalbano
10990 S. 93rd East Ave.
Tulsa, OK 74133
918-409-7941

or at such other address as either of said parties may from time to time designate in writing.

IN WITNESS WHEREOF, the undersigned have executed this Agreement, or caused this Agreement to be executed, on the day and year first above written.

“CONSULTANT”

Joseph F. Montalbano

By:     /s/ Joseph F. Montalbano

Name: Joseph F. Montalbano

Title:      Vice President and Chief Operating Officer

“COMPANY”

Matrix Service Company

By:     /s/ Justin D. Sheets

Name:     Justin D. Sheets

Title:      Vice President and General Counsel

Exhibit A

EXHIBIT A
Joseph F. Montalbano
Consulting Services

Consultant will report to the Company’s Chief Operating Officer (COO). The Consulting Services shall include but not be limited to:

•	Commercial and Contract Advisor on EPC projects. Work with the General Counsel and COO or their designees to consult on various aspects of contract risks.

•	Risk Management Committee standing member. Provides operational and commercial advice to the Committee, works with COO on proposal and project reviews as required

•	Safety leadership coaching, and mentoring. Works with the COO on project safety audits, safety leadership coaching, occasional site orientation, training, and achievement recognition.

•	Develop a Project Management training academy in Matrix University. Working with the COO, CAO and their teams, build an industry leading curriculum for the development of project manager excellence.

•	Acquisition support. Working with the CEO, CFO, COO, and corporate development provide operations, strategic, and commercial support to diligence activities for targeted acquisitions, as requested.

•	Misc. assignments as designated by the COO such as client relationships, troubled project support, executive mentoring, and strategic planning review.

This list is only a partial list and is not exhaustive as there are many other services that could and would be provided by the Consultant.

Initial /s/ Joseph F. Montalbano

Exhibit B

EXHIBIT B
Joseph F. Montalbano
Consulting Fees

I.	CONSULTING SERVICES
The Company shall pay to the Consultant for performing the Consulting Services under this Agreement $20,000 per month. This is a fully burdened rate and is based on the Consultant working for the Company with the Consultant covering all respective and related overhead.

II.	TAXES
The Consultant understands that he shall be responsible for all federal, state and local taxes which become payable in respect to Consultant’s performance of the Services under this agreement. And shall indemnify and save harmless the Company from any and all claims, penalties, interest and cost which may be made or assessed against the Company in respect thereof.
The Consultant will receive a 1099 from the Company for income earned pursuant to this Agreement.

III.	BILLING
The Company and the Consultant agree the Consultant shall submit an invoice to the Company at the end of each month for the expenses incurred in the month. Invoices are due and payable upon receipt. Outstanding accounts will be considered past due after thirty (30) days from date of invoice. Upon termination of the Agreement, Consultant shall submit his final billing no later than 30 days thereafter.

Initial /s/ Joseph F. Montalbano